For the fiscal period ended (a) March 31, 1997
File number (c)811-5336

                          SUB-ITEM 77C
       Submission of Matters to a Vote of Security Holders

     A Special Meeting of Shareholders was called for October 30, 1996 and was adjourned until December 3,
1996.

     At   the   December   3,   1996   meeting,   the
shareholders approved the following proposals.

1.    Approval that Edward D. Beach, Stephen C. Eyre,
Delayne D. Gold, Robert F. Gunia, Don G. Hoff, Robert
E.  LaBlanc,  Mendel A. Melzer, Richard  A.  Redeker,
Robin  B.  Smith,  Stephen  Stoneburn  and  Nancy  H.
Teeters are duly elected to serve as Directors of the
Fund  until  the  earlier to  occur  of  (i)the  next
meeting  of  Shareholders  at  which  Directors   are
elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy. All such elected Directors are all Directors currently in office.

2.    Approval  that  the proposed amendment  of  the
Fund's fundamental investment restriction relating to
investment  in  shares  of  investment  companies  as
described  in  such  Fund's  proxy  statement,  which
amendment permits the Fund to invest up to 10% of its
total assets in shares of other investment companies,
is hereby in all respects approved.
                    Affirmative              Negative
                    votes   cast                votes
cast
                    157,381,791
5,546,234


3. Approval that the proposed elimination of the Fund's fundamental investment restriction relating to investment in securities of unseasoned issuers, as described in such Fund's proxy statement, is hereby in all respects approved.

                    Affirmative              Negative
                    votes   cast                votes
cast
                    157,417,222
5,682,550

4. Approval that the proposed changes in the Fund's fundamental investment policies and restrictions of the Fund relating to investing in restricted and illiquid securities, as set forth in such Fund's proxy statement, are hereby in all respects approved.

                    Affirmative              Negative
                    votes   cast                votes
cast
                                          158,173,882
4,925,890




5. Approval that the proposed changes in the Fund's investment policies and restrictions to permit the Fund to invest a greater portion of its assets in bank obligations, as set forth in such Fund's proxy statement, are hereby in all respects approved.

                    Affirmative              Negative
                    votes   cast                votes
cast
                    149,941,590
13,158,182

6. Approval that the proposed elimination of the investment restriction of the Fund limiting the Fund's investment in securities of any issuer in which officers and directors or trustees of the Fund or the Adviser own more than a specified interest, as set forth in such Fund's proxy statement, is hereby in all respects approved.

                    Affirmative              Negative
                    votes   cast                votes
cast
                    157,411,159
5,688,613

7.    Approval  that  the  selection  of  independent
accountants for the Fund conditioned upon  the  right
by  vote  of  a  majority of such Fund's  outstanding
voting  shares at any meeting called for the  purpose
to   terminate  such  employment  forthwith   without
penalties,  is  in  all  respects  hereby   ratified,
approved and confirmed.

                    Affirmative              Negative
                    votes   cast                votes
cast
                    208,489,310
11,825,024